Exhibit 99.1

Derek P. Schmidt Joins Flexsteel Industries, Inc as Chief Financial Officer and Chief Operating Officer

Dubuque, Iowa – March 18, 2020 – Flexsteel Industries, Inc. (NASDAQ:FLXS),  today announced that Derek P. Schmidt will join Flexsteel and assume the role of Chief Financial Officer and Chief Operating Officer on April 6, 2020.  Mr. Schmidt brings over 25 years of broad financial leadership and general management experience driving profitable growth across multiple industries, including over seven years in the furniture industry.

Mr. Schmidt most recently served as the Senior Vice President, Chief Financial Officer for Crescent Electric Supply Co., one of the nation’s largest electrical distributors.  In this role, Mr. Schmidt had executive responsibility for the finance, accounting, supply chain and pricing functions.  He developed and initiated a plan to accelerate the company’s profitable growth via supply chain improvements, service level optimization and inventory management.

“We are pleased to welcome Derek to the Flexsteel team.  His proven financial and operational experience in continuously improving business results will be instrumental to Flexsteel’s return to profitable growth and value creation for all shareholders,” said Jerry Dittmer, President and Chief Executive Officer of Flexsteel.  “I have worked with Derek in the past and know first-hand his passion for talent development, which is so important to the future success of our Company.”

Professional Background of Derek P. Schmidt

Prior to joining Crescent Electric Supply Co., Mr. Schmidt held multiple executive positions with HNI Corporation (HNI), a leading global office furniture manufacturer.  From 2016 – 2018, Schmidt held the position of Vice President & General Manager, Transactional - The HON Company, an HNI operating company.  In this role, Schmidt had oversight for business development, product management, marketing and sales across national accounts, wholesalers, dealers and e-tailers, and was successful in turning around a sales decline driven by changing market needs.  From 2014 – 2016, Mr. Schmidt held the position of Vice President, Finance for The HON Company and had executive responsibility for strategic & financial planning, M&A, accounting, credit, contract, IT and pricing.  In this role, he supported a significant increase in revenue growth and an over 27% profit increase within the business.  From 2013 – 2014, Mr. Schmidt held the position of Vice President, Finance – HNI Leveraged Furniture Operations and was charged to improve the performance of new operations with financial oversight for manufacturing, distribution and global sourcing operations.  From 2011 – 2013, Mr. Schmidt held the position of Treasurer and Vice President, Corporate Finance and led M&A, treasury, investor relations and corporate planning.

Prior to joining HNI, Mr. Schmidt held financial leadership positions with companies such as Silgan Plastics Corporation, MasterBrand Cabinets, Inc., and General Mills Inc.  He holds an MBA, Finance and Strategic Management from Carlson School of Management – University of

Minnesota and a BBA, Accounting and Finance from the University of Wisconsin.  He is a Certified Public Accountant (CPA) - Inactive, Certified Management Accountant (CMA) and Certified Financial Manager (CFM).

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) incorporated in 1929,  is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Over the generations the Company has built a committed retail and consumer following based on its patented, guaranteed-for-life Blue Steel SpringTM – the all-riveted, high-carbon, steel-banded seating platform that gives upholstered and leather furniture the strength and comfort to last a lifetime. With offerings for use in home, healthcare, and recreational seating, the Company distributes its furniture throughout the United States & Canada through the Company’s sales force and various independent representatives.

For more information, visit our web site at http://www.flexsteel.com.

INVESTOR CONTACTS:

Donni Case, Financial Profiles 310.622.8224

Margaret Boyce, Financial Profiles 310.622.8247

FLXS@finprofiles.com